Exhibit 10.9

FRIST AMENDMENT TO STANDARD

INDUSTRIAL/COMMERCIAL SINGLE-TENANT LEASE-GROSS

THIS FIRST AMENDMENT TO AIR COMMERCIAL REAL ESTATE ASSOCIATION STANDARD INDUSTRIAL/COMMERCIAL LAND LEASE- -GROSS (this “Amendment”) is entered into as of the February 5, 2019, by and between TWO BROS L.P., (‘Lessor”) and POLAR POWER INC., (“Lessee”), with reference to the following facts:

RECITALS

A. Lessor and Lessee entered into that certain AIR Commercial Real Estate Association Standard Industrial/Commercial Land Lease-Gross dated for reference purposes only as November 7, 2014, (collectively referred to herein with all amendments and addendums as the “Lease”) for the premises commonly known as 249 E. Gardena Blvd., Carson California

B. Lessee and Lessor desire to make certain amendments to the Lease, and hereby agree to the changes as provided hereinbelow.

NOW THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Extension of Term. The term of the Lease is hereby extended beginning March 1, 2019 for four (4) years, with the new Expiration Date of February 28, (the “Extended Period”),

3. Base Rent. The monthly Base Rent for the Extended Period shall be as follows:

(i)	commencing on March 1, 2019 and continuing through February 28, 2020 Base Rent payable by Lessee for the Premises shall be $31,652.14 per month;

(ii)	commencing on March 1, 2020 and continuing through February 28, 2021, Base Rent payable by Lessee for the Premises shall be $34,456.76 per month;

(iii)	commencing on March 1, 2021, and continuing through February 28, 2022, Base Rent payable by Lessee for the Premises shall be $35,835.03 per month;

(iv)	commencing on March 1, 2022 and continuing through February 28, 2023 the Expiration Date the Base Rent payable by Lessee for the Premises shall be $37,261.38 per month.

4. Net Lease. The parties intend for the Lease to be a NET LEASE. Lessee hereby agrees to be responsible for the cost of all insurance in Paragraph 8 of the Lease and any other insurance required to be provided by either party under the terms of the

Lease. Paragraph 10 is hereby deleted in its entirety and replaced with the language in Exhibit “A” attached hereto and made a part hereof becoming the new Paragraph 10.

5. Credits for Repairs and Improvements. Landlord shall credit tenant in the amounts provided for below for agreed upon repairs and improvements

a.	An amount ofup to $12,395.00 for the upgrade of air condition controls, as provided for in the bid from Control Komfort System, attached hereto as Exhibit “C”
b.	An amount not to exceed $25,014 for repair of the floor area as provided for in Exhibit “D” attached hereto
c.	An amount not to exceed $2,500. for removal and replacement of partitions required to repair the floor as provided for in paragraph b. above.

Lessee shall submit contractor invoices for the completed work in items 5a to 5c above, thereafter Lessor shall promptly inspect the completed work, and once approved by Lessor, Lessor shall pay the contractor performing the work, in amount not to exceed the amounts provided for each item of work to be done.

6. Repairs to be done by Lessor. Lessor shall within 60 days of the commencement of the Extended Period perform the following at Lessor’s sole cost and expense.

a. Repaint the front fence along Gardena Blvd. and gates.

7. Estoppel. Lessee represents and warrants that (i) it has been in possession of the Premises since January 1, 2015; and (ii) as of the date of this First Amendment, to the best of Lessee’s knowledge, Lessor has performed all obligations required of Lessor under the Lease; no offsets, counterclaims, claims of breach or defenses of Lessee under the Lease exist against Lessor; and no events have occurred that, with the passage of time or the giving of notice, would constitute a basis for offsets, counterclaims, claims of breach or defenses against Lessor.

8. Counterparts. This Amendment may be executed in one or more counter parts, each of which shall be deemed original, and all of which together shall constitute one and the same instrument.

9. No Further Modifications. Except as set forth in this Amendment, all the terms and provisions of the Lease shall apply and shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, this Amendment is hereby executed as of the day and year first above written.

LESSOR:	LESSEE:
Two BrosL.P.	Polar Power Inc.
s/ Arthur D. Sams
2/05/2019

EXHIBIT “A”

10. Real Property Taxes.

10.1 Definition. As used herein, the term “Real Property Taxes” shall include any form of assessment; real estate, general, special, ordinary or extraordinary, or rental levy or tax (other than inheritance, personal income or estate taxes); improvement bond; and/or license fee imposed upon or levied against any legal or equitable interest of Lessor in the Premises or the Project, Lessor’s right to other income therefrom, and/or Lessor’s business of leasing, by any authority having the direct or indirect power to tax and where the funds are generated with reference to the Building address. Real Property Taxes shall also include any tax, fee, levy, assessment or charge, or any increase therein: (i) imposed by reason of events occurring during the term of this Lease, including but not limited to, a change in the ownership of the Premises, and (ii) levied or assessed on machinery or equipment provided by Lessor to Lessee pursuant to this Lease.

10.2 Payment of Taxes. In addition to Base Rent, Lessee shall pay to Lessor an amount equal to the Real Property Tax installment due at least 20 days prior to the applicable delinquency date. If any such installment shall cover any period of time prior to or after the expiration or termination of this Lease, Lessee’s share of such installment shall be prorated. In the event Lessee incurs a late charge on any Rent payment, Lessor may estimate the current Real Property Taxes, and require that such taxes be paid in advance to Lessor by Lessee monthly in advance with the payment of the Base Rent. Such monthly payments shall be an amount equal to the amount of the estimated installment of taxes divided by the number of months remaining before the month in which said installment becomes delinquent. When the actual amount of the applicable tax bill is known, the amount of such equal monthly advance payments shall be adjusted as required to provide the funds needed to pay the applicable taxes. If the amount collected by Lessor is insufficient to pay such Real Property Taxes when due, Lessee shall pay Lessor, upon demand, such additional sum as is necessary. Advance payments may be intermingled with other moneys of Lessor and shall not bear interest. In the event of a Breach by Lessee in the performance of its obligations under this Lease, then any such advance payments may be treated by Lessor as an additional Security Deposit.

10.3 Joint Assessment. If the Premises are not separately assessed, Lessee’s liability shall be an equitable proportion of the Real Property Taxes for all of the land and improvements included within the tax parcel assessed, such proportion to be conclusively determined by Lessor from the respective valuations assigned in the assessor’s work sheets or such other information as may be reasonably available.

10.4 Personal Property Taxes. Lessee shall pay, prior to delinquency, all taxes assessed against and levied upon Lessee Owned Alterations, Utility Installations, Trade Fixtures, furnishings, equipment and all personal property of Lessee. When possible, Lessee shall cause its Lessee Owned Alterations and Utility Installations, Trade Fixtures, furnishings, equipment and all other personal property to be assessed and billed separately from the real property of Lessor. If any of Lessee’s said property shall be assessed with Lessor’s real property, Lessee shall pay Lessor the taxes attributable to Lessee’s property within 10 days after receipt of a written statement setting forth the taxes applicable to Lessee’s property

EXHIBIT “B”

(20:#745195	CONTROL KOMFORT SYSTEMS, INC HEATING - VENT/LA TION - AIR CONDITIONING
November 21, 2018	VIA E-mail: Nick@Triadmanagementinc.com

Mr. Nick J. Virzi

Triad Management

21201 Victory Blvd., Suite 255

Canoga Park, CA 91303

RE: Gluck, (Not to exceed price), 249 E. Gardena Blvd., CA Dear

Mr. Virzi,

Thank-you for giving us the opportunity to give you a Not-To-Exceed price to repair the hot and cold spots for the project referenced above. We are pleased to submit the following for your consideration.

WORK INCLUDES:

Remove four (4) existing duct smoke detectors and furnish and install four (4) new duct smoke detectors.

Correctly program the existing Carrier V.V.T. system.

Air balance the interior office space per the engineered drawing that we received from Triad Management.

BUDGET INCLUDES: Materials, labor and applicable sales tax.

NOTES:

1.	This price is based on regular hours. (Excludes overtime hours.)
2.	This price is based on us having complete access to the office space and roof, and that we will not be asked to leave and come back later, so that they can have lunch or for any other reason.

EXCLUSIONS:

All high voltage wire, all conduit, cutting, patching, painting, framing, roofing, coring, saw cutting, condensate drain(s), smoke detectors, fire dampers, life safety, filters for the existing A/C equipment, pressure testing the duct work and/or HER’s testing, LEED certification, commissioning the A/C system, damage to the existing tee-bar and/or tile, structural engineering and/or calculations, engineered drawing(s), cleaning and/or painting the existing supply and/or return grilles and/or grilles, trash bin for the trash and demo, plan check, prevailing wage, and overtime hours. Repairs to the existing A/C equipment, VAV boxes, and/or the existing thermostats.

TOTAL BUDGET: — $ 1.:J2,1..:3.:.9.:.5·:..=:0.:.0 (L.:Vic.::o:.:.;id=-=a.:.:ft.:.er:-3::.;0:....:d=-av&.,;s .J’— I Progressive as billed.

Please feel free to call if you have any questions.

Sincerely,

UR.Y

Bob R. Youngsma

Operations Manager

6840 Orangethorpe Avenue #H, Buena Park, CA 90620

Phone 714/ 994-4232 Fax 714/ 994-4587

EXHIBIT “C”

From: Luis Zavala <LZavala@polarpowerinc.com>

Sent: Thursday, August 23, 2018 3:42 PM

To: Nick J. Virzi <nick@triadmanagementinc.com>

Cc: Sanford Lee Shadrow <sandy888@mac.com>

Subject: RE: 249

Nick,

Any updates from your vendors?

Below is the quote from our floor contractor:

Hello Arthur, In regards to the office areas the prices are as follows

Main business offices with moisture issues 249 e Gardena blvd.

demo disposal prep	2787.00
install	6131.00
rubber base	1278.00
glue	1400.00
vapor barrier	4800.00
material	6646.99
tax	631.46
p&o	1339.60
Total	25014.05
Floor Total	$25,014